Exhibit 99.1

For Immediate Release

October 11, 2019

KISSES FROM ITALY ANNOUNCES UPLISTING TO OTCQB MARKET

The Company has been approved for trading on the OTCQB Venture Market.

MIAMI, FLORIDA, October 11, 2019 – Kisses from Italy Inc. (OTCQB: KITL), a U.S. based fast-casual Italian restaurant operator and franchisor, who’s Common Stock was recently approved for trading by FINRA, announced today that its common stock has been approved for uplisting from the OTC Pink Sheets to the OTCQB Marketplace (OTCQB) under the symbol KITL effective as of October 11, 2019.

“The listing of our common stock on the OTCQB Venture Market is an important milestone for the development of Kisses from Italy” said co-founders Michele Di Turi and Claudio Ferri. ““We are making significant progress and improvements with our business and our uplisting to the OTCQB marks an important part of our strategy to develop and execute our plan to establish ourselves in the quick service restaurant space, primarily fast-casual, franchising and distribution market segments.”

The OTCQB is a venture market operated by OTC Markets Group and established for early-stage and developing U.S. and international companies. To be eligible, companies must be current in their reporting and undergo an annual verification and management certification process.

About Kisses from Italy, Inc.

KISSES FROM ITALY is a U.S. based restaurant chain focused on fast-casual dining with traditional Italian panini, homemade lasagna, salads, panzerotti di bari, coffee and dessert offerings. The Company currently operates three corporate owned stores. It successfully commenced operations in May 2015 with the opening of its flagship location in Ft. Lauderdale at 3146 NE 9th St. This was followed by three additional sites across the greater Ft. Lauderdale/Pompano Beach area. The Company recently announced that its inaugural European location in Ceglie del Campo, Bari, Italy is set to open in the very near future.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC).  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, Cannapharmarx, Inc. may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the company’s most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term.  Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

Contact Information:

Attention: Michele Di Turi via info@kissesfromitaly.com

Telephone: 305-423-7129